                                                          Exhibit No. EX-99.14.a

   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights"  in the  Prospectus of the Delaware U.S.  Growth Fund dated February
28, 2007, and "Financial  Statements" in the Statement of Additional Information
of the Delaware U.S.  Growth Fund dated February 28, 2007, and to the use of our report dated December 11, 2006, included in the Delaware U.S. Growth 2006 Annual
Report to  shareholders,  and our report dated November 10, 2006 included in the
Delaware Large Cap Growth Fund 2006 Annual report to  shareholders,  included or incorporated by reference in this Registration Statement (Form N-14) of Delaware
Group Adviser Funds.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
October 23, 2007